Exhibit 99.1

Ritter Pharmaceuticals Reports Financial Results for the Fourth Quarter and Year Ended December 31, 2019

Definitive merger agreement with Qualigen, Inc. announced in January 2020

LOS ANGELES (March 31, 2020) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals”, Ritter” or the “Company”), a developer of therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases, today reported financial results for the fourth quarter and year ended December 31, 2019.

In January 2020, Ritter and Qualigen, Inc. (“Qualigen”), announced that the two companies had entered into a definitive “reverse merger” agreement. Under the merger agreement, Qualigen will become a wholly-owned subsidiary of Ritter. Upon completion of the merger, the Company will change its name to Qualigen Therapeutics, Inc.

“Following our extensive review of strategic alternatives, we are excited about the recently announced merger agreement between Ritter Pharmaceuticals and Qualigen. The merged company will focus on the development of Qualigen’s nanotechnology therapies for the treatment of cancer and infectious diseases, while also continuing to operate its revenue-generating diagnostic business. At the same time, the merger provides for, among other things, a portion of the net proceeds from any potential monetization of our RP-G28 technology, a therapeutic treatment for lactose intolerance, to be distributed to our pre-merger stockholders,” said Andrew J. Ritter, Ritter Pharmaceuticals’ Chief Executive Officer. “We look forward to completing the merger in the second quarter of this year and continue to work diligently with the Qualigen management team to achieve that objective.”

Financial Results for the Fourth Quarter and Year Ended December 31, 2019

The Company’s net loss, and net loss per attributable to common stockholders for the fourth quarter and year ended December 31, 2019 was $0.4 million and $10.1 million, or $0.05 per share and $1.06 per share, respectively, compared to $6.6 million and $16.9 million, or $1.73 per share and $3.66 per share, for the same periods in 2018, respectively. Net loss for the fourth quarter and year ended December 31, 2019, included non-cash, stock-based compensation expense of $0.1 million and $0.4 million, respectively, compared to $0.1 million and $0.6 million, for the same periods in 2018, respectively. As of December 31, 2019, the Company had cash and cash equivalents of approximately $1.7 million compared to $14.8 million in cash, cash equivalents and investment in marketable securities as of December 31, 2018.

The net decrease in cash and cash equivalents in 2019 was mainly due to the use of cash to fund the Phase 3 “Liberatus” clinical trial of RP-G28. The decrease in net loss for both the fourth quarter and year ended December 31, 2019 and net loss per share for both the fourth quarter and year ended December 31, 2019 compared to the same periods in 2018 was primarily due to the winding down of development efforts as the Liberatus clinical trial entered its finalization stage.

The Company has significantly reduced its cash burn, including reducing executive management and board compensation and non-essential operating expenses to extend its runway while keeping its core team and expertise intact.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. On January 15, 2020, the Company entered into an Agreement and Plan of Merger with Qualigen, pursuant to which Merger Sub will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter Pharmaceuticals, Inc.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management. Any statements contained herein that do not describe historical facts, including statements related to the proposed merger with Qualigen and Ritter’s ability to monetize RP-G28 are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Some of the factors that could affect actual results are included in the periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Ritter cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Contacts

Investor Contact:

John Beck
310-203-1000
john@ritterpharma.com

RITTER PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended
	December 31,
	2019	2018
Operating costs and expenses:
Research and development (a)	$6,126,972	$12,259,940
Patent costs	146,281	204,396
General and administrative	4,570,932	5,425,033
Total operating costs and expenses	10,844,185	17,889,369
Operating loss	(10,844,185)	(17,889,369)

Other income:
Interest income	123,052	126,835
Settlement of accounts payable (a)	588,114	893,823
Total other income	711,166	1,020,658
Net loss	$(10,133,019)	$(16,868,711)

Other comprehensive gain (loss):
Unrealized gain (loss) on debt securities	923	(923)
Comprehensive loss	$(10,132,096)	$(16,869,634)

Net Loss	(10,133,019)	(16,868,711)
Deemed dividend of preferred stock	―	(2,537,844)
Net loss applicable to common stockholders	$(10,133,019)	$(19,406,555)
Net loss per common share – basic and diluted	$(1.06)	$(3.66)

Weighted average common shares outstanding – basic and diluted	9,570,061	5,304,667

(a)	For comparative presentation purpose, settlement of accounts payable of $893,823 for the year ended December 31, 2018 was reclassified out of research and development and into settlement of accounts payable under other income.

RITTER PHARMACEUTICALS, INC.

BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash and cash equivalents	$1,699,971	$7,812,259
Accrued interest receivable	771	54,456
Investment in marketable securities	―	6,988,780
Prepaid expenses and other current assets	509,519	421,522
Total current assets	2,210,261	15,277,017
Other assets
Right-of-use assets	93,032	―
Other assets	478,075	22,725
Total other assets	571,107	22,725
Property and equipment, net	15,656	20,160
Total Assets	$2,797,024	$15,319,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,417,317	$4,512,316
Accrued expenses	179,258	1,407,843
Lease liabilities	100,471	―
Other liabilities	―	13,359
Total current liabilities	1,697,046	5,933,518

Stockholders’ equity
Series A preferred stock, $0.001 par value; 9,500 shares authorized; 0 and 4,080 shares issued and outstanding as of December 31, 2019 and 2018, respectively	―	2,289,324
Series B preferred stock, $0.001 par value; 6,000 shares authorized; 1,850 and 5,608 shares issued and outstanding as of December 31, 2019 and 2018, respectively	1,288,956	3,906,931
Series C preferred stock, $0.001 par value; 1,880 shares authorized; 240 and 1,880 shares issued and outstanding as of December 31, 2019 and 2018, respectively	240,000	1,880,000
Common stock, $0.001 par value; 225,000,000 shares authorized; 19,108,331 and 6,036,562 shares issued and outstanding as of December 31, 2019 and 2018, respectively	19,108	6,037
Additional paid-in capital	79,885,078	71,505,160
Accumulated other comprehensive loss	―	(923)
Accumulated deficit	(80,333,164)	(70,200,145)
Total stockholders’ equity	1,099,978	9,386,384
Total Liabilities and Stockholders’ Equity	$2,797,024	$15,319,902